Exhibit 1.01
CONFLICT MINERALS REPORT

    HEICO Corporation ("HEICO," the "Company," "we," "us" and "our") has included this Conflict Minerals Report as an exhibit to its Form SD for 2025 as provided for in Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the "Conflict Minerals Rule"). The filing date of this Conflict Minerals Report is May 29, 2026.

As used herein and consistent with the Conflict Minerals Rule, "Conflict Minerals" or "3TG" are columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin.

Forward-Looking Statements

Certain statements in this Conflict Minerals Report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained herein that are not clearly historical in nature may be forward-looking and are generally intended to identify forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “intend" and the like, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning the additional steps that the Company intends to take to mitigate the risk that the necessary 3TG in its products benefit armed groups.

Any forward-looking statement contained herein is subject to risks, uncertainties and contingencies that could cause actual actions or performance to differ materially from those expressed in the forward-looking statement. The Company has based these forward-looking statements on its current expectations about future events. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond the Company's control, which may cause actual performance or achievements to differ materially from anticipated performance or achievements. These risks, uncertainties and contingencies include, but are not limited to, (1) the continued implementation of satisfactory traceability and other compliance measures by the Company's direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners (“SORs”) and other market participants responsibly source 3TG and (3) political and regulatory developments, whether in the Democratic Republic of the Congo ("DRC") region, the United States of America or elsewhere. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of filing of this document. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

Part I. Business Overview; Applicability of Conflict Minerals Rule

HEICO believes it is the world’s largest manufacturer of Federal Aviation Administration-approved jet engine and aircraft component replacement parts, other than the original equipment manufacturers and their subcontractors. HEICO also believes it is a leading manufacturer of various types of electronic equipment for the aviation, defense, space, medical, telecommunications and electronics industries. For further information concerning HEICO's products, see the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2025. The information contained in the Company's Form 10-K is not incorporated by reference into this Conflict Minerals Report or the Form SD to which it is an exhibit and should not be considered part of this Conflict Minerals Report or the Form SD.

Certain of the products manufactured or contracted to be manufactured by the Company contain 3TG that are necessary to the products' functionality or production and therefore subject HEICO to the requirements of the Conflict Minerals Rule. HEICO's in-scope products taken together as a whole contained all four of the 3TG, although all of the in-scope products did not contain each 3TG. For additional information concerning the Company's in-scope products, see "Product Information" below.

HEICO does not directly source 3TG from mines or SORs, and is in most cases several or more levels removed from these market participants. However, HEICO did not conclude that any of its products were "DRC conflict free."

Part II. Reasonable Country of Origin Inquiry

As required by the Conflict Minerals Rule, for 2025, we conducted a "reasonable country of origin inquiry" ("RCOI"). We designed our RCOI in good faith to determine the origin of 3TG that are necessary to the functionality or production of products that we manufacture or contract to manufacture. For our RCOI, to the extent applicable, we utilized the same processes and procedures as for our due diligence, in particular Steps 1 and 2 of the OECD Framework (as defined below), which are discussed below in this Conflict Minerals Report.

Our outreach included suppliers (the "Suppliers") that we identified as having contracted to manufacture products for us or as having sold us products or components included in products that we manufactured, in each case that contained or that we believe may have contained necessary 3TG. We determined which of our products were in-scope or potentially in-scope for purposes of the Conflict Minerals Rule through product specifications, visual inspection, supplier inquiries and other information known to us. Products that we contracted to manufacture also were determined to be in-scope or potentially in-scope based on our degree of influence over the products' manufacture.

Pursuant to the Conflict Minerals Rule, based on the results of our RCOI, we performed due diligence for 2025. These due diligence efforts are discussed below.

Part III. Due Diligence

A.    Design Framework

For its due diligence, the Company utilizes the framework contemplated by the Organisation for Economic Co-operation and Development's Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Third Edition) (the "OECD Framework").

B.    Selected Elements of Due Diligence Program

    Selected elements of our due diligence program (the "Program") are discussed below. However, these are not all of the elements of the Program that we have put in place to help ensure that the 3TG contained in our products are responsibly sourced. The headings below conform to the headings used in the OECD Framework for each of its five steps.

Establish Strong Company Management Systems

Conflict Minerals Policy and Grievance Mechanism

The Company has a Conflict Minerals Policy (the "Policy"). The Policy contains a mechanism for employees, suppliers and other interested parties to report violations of the Policy. The Policy indicates that suppliers who supply or manufacture components, parts or products containing 3TG are expected to:

•Source those minerals from sources that do not directly or indirectly benefit or finance armed groups in the DRC or one of its adjoining countries.

•Implement and communicate to their personnel and suppliers policies that are consistent with the Policy, and require their direct and indirect suppliers to do the same.

•Familiarize themselves with the Conflict Minerals Rule and the OECD Framework.

•Put in place procedures for the traceability of 3TG at least to the SOR level, working with their direct and indirect suppliers as applicable.

•Where possible, source 3TG from SORs validated as being conflict free or the equivalent, and require their direct and indirect suppliers to do the same.

•Not source conflict minerals originating from or processed by sanctioned parties.

•Maintain reviewable business records supporting the source of 3TG.

•From time to time, at HEICO’s request, provide to HEICO written certifications and other information concerning the origin of 3TG included in products and components supplied to HEICO and the supplier's compliance with the Policy generally, and require their direct and indirect suppliers to do the same.

•Establish, and require their direct and indirect suppliers to establish, policies, due diligence frameworks and management systems that are consistent with the OECD Framework.

The Policy indicates that HEICO reserves the right to request supplier information to assess and monitor compliance with the Policy and indicates that a non-compliant supplier may be subject to completing a corrective action plan or possible termination of the business relationship. Furthermore, the Policy also includes a grievance mechanism that enables parties to provide information regarding Policy violations. The contact information for that grievance mechanism is HEICO Corporation, 3000 Taft Street, Hollywood FL 33021; Attention Corporate Secretary.

The Policy is communicated internally in writing to selected personnel and is posted on the Company's website at: https://heico.com/wp-content/uploads/2023/11/Conflict-Minerals-Policy.pdf.

We do not seek to embargo the DRC region in our sourcing decisions.

Conflict Minerals Committee

The Company has a Conflict Minerals Committee (the "Committee") that is comprised of personnel from accounting/finance and legal. Leadership of the compliance program resides with our Chief Financial Officer. The Committee is chartered to develop, oversee the execution of, and report on the results of the Program. The Committee is supplemented by a project manager at each subsidiary with in-scope products. The Company also utilizes specialist outside counsel to advise on certain aspects of the Program.

Internal Communications and Training

The Company has developed training materials for the project managers and members of the Committee and selected other personnel with respect to the Conflict Minerals Rule and the Program. The Company trains its subsidiary personnel with respect to the Program and the Company's compliance expectations for suppliers. In addition, selected employees are sent a copy of the Policy and materials discussing the Conflict Minerals Rule and the Program.

Data Collection and Retention

The Company uses the Conflict Minerals Reporting Template developed by the Responsible Minerals Initiative (the "RMI") to identify SORs in its supply chain. The Company uses an independent third-party service provider (the “Service Provider”) to electronically accept and store all supplier requests and responses in a cloud-based electronic repository system. This system allows the Company to maintain business records relating to its 3TG due diligence, including records of due diligence processes, findings and resulting decisions. The Service

Provider maintains records for at least five years. Certain aspects of the Program described herein are administered by the Service Provider on the Company’s behalf.

External Communications

Each year, the Company furnishes an introductory letter describing the Conflict Minerals Rule and various aspects of the Program and compliance relating to the Rule generally to suppliers that the Company determined to potentially be in-scope for that year.

Identify and Assess Risks in the Supply Chain

    For 2025, the Company sent requests to approximately 760 Suppliers to provide it with a completed Conflict Minerals Reporting Template. The Company requested that the Suppliers furnish it with a completed template at the product level (i.e., specific to the products the Supplier sold the Company). The Company followed up by email with Suppliers that did not provide a response within the time frame specified in the request.

    Supplier responses are evaluated for plausibility, consistency, and gaps. If any specific quality control flags were raised by the responses, the Supplier was asked by the Service Provider to submit a corrected Conflict Minerals Reporting Template.

In addition, SOR information provided by Suppliers is reviewed against the Service Provider's SOR database, which is kept current through its participation in RMI. Identified SORs were reviewed for conformance or the equivalent with the audit standards of the RMI’s Responsible Minerals Assurance Process ("RMAP"), the London Bullion Market Association Good Delivery Program and/or the Responsible Jewellery Council Chain-of-Custody Certification.

    If a SOR was not listed as Conformant (as defined below) or the equivalent by one of the foregoing, the Service Provider attempted to contact the SOR to gain more information about its sourcing practices, including mineral countries of origin and transfer, and whether there are any internal due diligence procedures in place or other processes the SOR takes to track the chain-of-custody on the source of its 3TG. The Service Provider also performed internet research to determine whether there are any outside sources of information regarding the SOR’s sourcing practices. For 2025, the Suppliers identified SORs in Conflict Minerals Reporting Templates ("CMRTs"). Summary information regarding the SORs included in CMRTs prepared at the product level is set forth below under Part IV. Product Information; SOR Information.

Design and Implement a Strategy to Respond to Identified Risks

Senior management of the Company was briefed on Program findings. Any identified risks are assessed and addressed on a case-by-case basis.

See "Additional Risk Mitigation Measures" below for additional steps that the Company intends to take to mitigate the risk that the necessary 3TG in its in-scope products benefit armed groups.

Carry Out Independent Third-Party Audit of Smelter/Refiner's Due Diligence Practices

The Program utilizes information made available by the RMI concerning independent third-party audits of SORs.

Report Annually on Supply Chain Due Diligence

Each year, the Company files a Form SD and a Conflict Minerals Report. The Form SD and the Conflict Minerals Report are made available on HEICO's website.

Part IV. Product Information; SOR Information

The following categories of products were in-scope for 2025. However, not all of the Company's products in these categories were in-scope.

•Factory-New Jet Engine and Aircraft Component Replacement Parts
•Parts Utilized in Repair and Overhaul Services
•Specialty Aircraft/Defense Related Parts
•Electro-Optical Infrared Simulation and Test Equipment
•Electro-Optical Laser Products
•Electro-Optical, Microwave and Other Power Equipment
•Electromagnetic Interference and Radio Interference Shielding and Suppression Filters
•High-Speed Interface Products
•High Voltage Interconnection Devices
•High Voltage Advanced Power Electronics
•Power Conversion Products
•Underwater Locator Beacons and Emergency Locator Transmission Beacons
•Traveling Wave Tube Amplifiers and Microwave Power Modules
•Memory Products and Specialty Semiconductors
•Harsh Environment Connectivity Products and Custom Molded Cable Assemblies
•RF and Microwave Products
•High Performance Communications and Electronic Intercept Receivers and Tuners
•Crashworthy and Ballistically Self-sealing Auxiliary Fuel Systems
•High Performance Active Antenna Systems
•Nuclear Radiation Detectors
•Specialty Silicone Products
•High-End Power Amplifiers
•High-Reliability Ceramic-to-Metal Feedthroughs and Connectors
•High-end Radio Frequency Receivers and Sources
•Technical Surveillance Countermeasures
•High Performance Test Sockets and Adapters
•Hi-Rel, Passive Electronic Components and Rotary Joint Assemblies

Notwithstanding its due diligence efforts, for 2025, the majority of CMRT responses received from the Suppliers were prepared at the company level or otherwise omitted information concerning the SORs in the Company's supply chain (i.e., the responses pertained to all of the Supplier's products, rather than only those sold to the Company). For responses prepared at this level, the Company was unable to determine the SORs or related countries of origin specific to the necessary 3TG contained in the products that the Company manufactured or contracted to manufacture. For 2025, the Company received 47 Supplier responses that were prepared at the product level.

The following table summarizes the SORs identified in product level CMRTs by metal and status category:

Metal	Conformant	Active	Smelter Look-up List Tab Only
Gold	107	3	78
Tantalum	34	1	2
Tin	52	6	21
Tungsten	35	4	22
Total	228	14	123

We note the following in connection with the information in the table:

•Not all of the SORs included in the summary table may have processed the necessary 3TG contained in our in-scope products. Some Suppliers may have reported SORs that were not in our supply chain due to over-inclusiveness in the information received from their suppliers or for other reasons. In addition, the summary table may not reflect all of the SORs in our supply chain, since some Suppliers did not identify all of the SORs used to process the necessary 3TG content contained in our in-scope products and because not all Suppliers responded to our inquiries.
•All information in the table is as of May 15, 2026.
•“Conformant” means that a SOR has successfully completed an assessment against the applicable RMAP standard or an equivalent cross-recognized assessment. Included SORs were not necessarily Conformant for all or part of calendar 2025 and may not continue to be Conformant for any future period.
•“Active” means that the SOR is currently engaged in the RMAP but a conformance determination has yet to be made.
•“Smelter Look-up List Tab Only” means that a SOR is listed on the Smelter Look-up list tab of the Conflict Minerals Reporting Template, but is not listed as “Conformant” or “Active.” The RMI website notes that, due to the eligibility criteria for an RMAP assessment, SORs are sometimes removed from the Conformant list because they are no longer operational and not because they are non-conformant to the standard.
•The compliance status reflected in the table is based solely on information made publicly available by the RMI, without independent verification by us.

For 2025, none of the necessary 3TG contained in the Company's in-scope products were determined by it to directly or indirectly finance or benefit armed groups in the DRC or an adjoining country. An "armed group" under the Conflict Minerals Rule is an armed group that is identified as a perpetrator of serious human rights abuses in annual Country Reports on Human Rights Practices under sections 116(d) and 502B(b) of the Foreign Assistance Act of 1961 relating to the DRC or an adjoining country. However, the Company did not conclude that any of its products were "DRC conflict free." The terms "adjoining country" and "DRC conflict free" have the meanings contained in the Conflict Minerals Rule.

    The Company has endeavored to determine the mine or location of origin of the necessary 3TG contained in its in-scope products by requesting that the Suppliers provide the Company with a completed CMRT. Under the Program's procedures, if a SOR in the Company's supply chain is identified by the Company, to the extent available, the Company or the Service Provider on its behalf also will request further information from the supplier, consult publicly available or other information or attempt to contact the SOR to determine the mine or location of origin of the 3TG processed by the SOR.

The countries of origin of the 3TG processed by the SORs summarized above may include the countries listed below, as well as possibly other countries. Conversely, the 3TG in the Company's in-scope products may not have originated in all of the countries below. In addition, some of the SORs may have processed 3TG originating from recycled or scrap sources.

Angola*	Estonia	Madagascar	Slovakia
Argentina	Ethiopia	Malaysia	South Africa
Armenia	Finland	Mali	South Sudan*
Australia	France	Mexico	Spain
Austria	Germany	Mongolia	Suriname
Belarus	Ghana	Morocco	Sweden
Belgium	Guinea	Mozambique	Switzerland
Bermuda	Guyana	Myanmar	Taiwan
Bolivia	Hungary	Namibia	Tajikistan
Brazil	India	Netherlands	Tanzania*
Burundi*	Indonesia	New Zealand	Thailand
Cambodia	Ireland	Niger	Turkey
Canada	Israel	Nigeria	Uganda*
Central African Republic*	Italy	Papua New Guinea	United Arab Emirates
Chile	Ivory Coast	Peru	United Kingdom
China	Japan	Philippines	United States
Colombia	Jersey	Poland	Uzbekistan
Republic of the Congo*	Kazakhstan	Portugal	Vietnam
Czech Republic	Kenya	Russian Federation	Zambia*
Djibouti	Korea, Republic of	Rwanda*	Zimbabwe*
Democratic Republic of the Congo*	Kyrgyzstan	Saudi Arabia
Ecuador	Laos	Sierra Leone
Egypt	Luxembourg	Singapore

* Represents a covered country for purposes of the Conflict Minerals Rule (i.e., the DRC or an adjoining country).

Additional Risk Mitigation Measures

The Company intends to perform the following additional activities to mitigate the risk that the necessary 3TG in its in-scope products are benefiting armed groups in the DRC or its adjoining countries:

•Provide continuing education for the Committee and project managers and other relevant personnel concerning developments affecting the Conflict Minerals Rule, market practice and the Program to enhance the effectiveness of the Program.

•Communicate to new suppliers the Company's sourcing expectations, including through the dissemination of the Policy to them. In addition, as new suppliers are on-boarded, work with these suppliers to ensure that they understand the requirements of the Conflict Minerals Rule and the OECD Framework.